Exhibit 99.1
PRESS RELEASE

MEDIA CONTACT:	INVESTOR RELATIONS CONTACT:
Jacquelyn P. Muller	Jim Sober, CFA
Vice President — Public Relations	Vic e President — Investor Relations
(412) 995-7262	(412) 995-7684
jpmuller@edmc.edu	jsober@edmc.edu
John Kline joins Education Management as President, EDMC Online Higher Education
Pittsburgh, PA, July 13, 2009 — Education Management LLC (EDMC) today announced that John Kline has been appointed President, EDMC Online Higher Education. In his new position, John will lead EDMC’s fully online education operations for The Art Institute of Pittsburgh, Argosy University and South University.
Mr. Kline was previously Chief Executive Officer at Nelnet’s Enrollment Solutions division and, prior to that, served as Chief Administrative Officer for Apollo Group, Inc.
“As Education Management continues to build a leading online education presence, it is important that we pursue the many opportunities created by our diverse portfolio of academic programs,” said Todd Nelson, Chief Executive Officer. “John provides EDMC with significant experience in higher education strategic operations and management, with particular emphasis on academic quality, marketing, enrollment and student services for online students.”
“EDMC’s commitment to a high quality, career-focused education is well-respected in the industry, and I am privileged to have the opportunity to lead the online organization into its next era,” said Kline, adding, “As EDMC’s online enrollment continues to grow, our ability to deliver the flexible and innovative programs today’s students demand will be paramount to our success.”
Education Management Corporation (www.edmc.com) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue, with a total of 92 locations in 28 U.S. states and Canada. We offer academic programs to our students through campus-based and online curriculum instruction, or a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, education, legal and information technology.
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